UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: October 10, 2025
(Date of earliest event reported)

CINCINNATI FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	0-4604		31-0746871
(State or other jurisdiction of incorporation)	(Commission File Number)		(I.R.S. Employer Identification No.)

6200 S. Gilmore Road	Fairfield,	Ohio	45014‑5141
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (513) 870-2000

N/A
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	CINF	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§203.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐    Emerging growth company
☐    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement
Item 1.02 Termination of a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
On October 10, 2025, Cincinnati Financial Corporation and CFC Investment Company, a subsidiary of Cincinnati Financial Corporation (the “Borrowers”) entered into a Credit Agreement with and among Fifth Third Bank, N.A. as Administrative Agent, Joint Lead Arranger, and Sole Bookrunner (“Fifth Third”), The Huntington National Bank as Joint Lead Arranger, and the other Lenders party thereto (the “2025 Credit Facility”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the 2025 Credit Facility.

Simultaneously with entering the 2025 Credit Facility, Borrowers terminated the Amended and Restated Credit Agreement with and among PNC Bank N.A., as Administrative Agent and the other lenders party thereto (the "Terminated Credit Facility"). The $300 million Terminated Credit Facility entered into in 2014 and subsequently amended five times was scheduled to mature on February 4, 2026, but the parties agreed to terminate it effective October 10, 2025. The Terminated Credit Facility, five amendments, and two extensions are incorporated by reference to Exhibits 10.36, 10.37, 10.38, 10.39, 10.40, 10.41, 10.42, and 10.43 in Cincinnati Financial Corporation’s Index of Exhibits filed with Cincinnati Financial Corporation’s Annual Report on Form 10-K filed on February 24, 2025.

The 2025 Credit Facility is a replacement of the Terminated Credit Facility. The 2025 Credit Facility is a new $400 million unsecured revolving credit facility, which provides for revolving loans as well as the issuance of letters of credit up to an aggregate $400 million committed by the Lenders party thereto. The 2025 Credit Facility expires on October 10, 2030, with two optional one-year extensions.

The 2025 Credit Facility is fully subscribed among four lenders with the largest commitment being $125 million. The commitments of the Lenders are several and no Lender is responsible for any other Lender’s commitment if such Lender fails to make a loan. The 2025 Credit Facility includes a $400 million accordion feature, a $400 million sublimit for Letters of Credit, and a $75 million sublimit for Swing Line Loans. The 2025 Credit Facility includes financial covenants limiting Borrowers to a maximum debt to capital ratio of 35 percent. Amounts due under the 2025 Credit Facility may be accelerated upon an Event of Default, such as failure to pay amounts when due, breach of a representation or warranty, or breach of a covenant, if not otherwise waived or cured.

Although the right to borrow under the 2025 Credit Facility is not subject to a minimum rating requirement, the costs of maintaining the 2025 Credit Facility and borrowing under it are based on ratings of Cincinnati Financial Corporation’s non-credit-enhanced, senior unsecured long-term debt.

Certain of the Lenders and agents (and their respective subsidiaries or affiliates) under the 2025 Credit Facility have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, trust and other advisory services to the Borrowers, and Borrowers' subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Borrowers, and Borrowers' subsidiaries and affiliates, for such services.

The foregoing description of the 2025 Credit Facility does not purport to be complete and is qualified in its entirety by the full terms of the 2025 Credit Facility dated October 10, 2025, which is filed as Exhibit 10.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(c)     Exhibits

Exhibit 10.1 –     $400,000,000 Revolving Credit Facility dated October 10, 2025, among Cincinnati Financial Corporation and CFC Investment Company as borrowers, Fifth Third Bank N.A., as administrative agent, and the other Lenders party thereto.

Exhibit 104 –    The cover page from this Current Report on Form 8-K, formatted as Inline XBRL

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI FINANCIAL CORPORATION

Date: October 10, 2025	/S/ Michael J. Sewell
Michael J. Sewell, CPA
Chief Financial Officer, Executive Vice President and Treasurer
(Principal Accounting Officer)